Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NORTEK, INC.
     The name of this corporation is Nortek, Inc. This corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 14, 1986. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and restates, integrates and amends the provisions of this corporation’s Certificate of Incorporation.
The text of the Certificate of Incorporation is amended and restated to read as follows:
ARTICLE I
     The name of this corporation is Nortek, Inc.
ARTICLE II
     The registered office of this corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
     The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
     The total number of shares of all classes of stock that this corporation shall have authority to issue is 100,000,000 shares, consisting of (i) 90,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).
     The whole or any part of any unissued balance of the authorized capital stock of this corporation and the whole or any part of any balance of the authorized capital stock of this corporation held in its treasury may be issued, sold, transferred or otherwise disposed of in such manner, for such consideration and on such terms as the Board of Directors may determine.
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this corporation.

1.	Common Stock.
A.	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any outstanding Preferred Stock. The holders of the Common Stock have no preemptive rights to subscribe for any shares of any class of stock of this corporation whether now or hereafter authorized.
B.	Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.
C.	Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock of this corporation.
D.	Dividends. Except as otherwise provided in the By-Laws of this corporation, dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors.
E.	Liquidation. Upon the dissolution or liquidation of this corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive and will share ratably in all assets of this corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.
2.	Preferred Stock.
     Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by this corporation may be reissued except as otherwise provided by law or this Amended and Restated Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.
     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred

Stock of any other series to the extent permitted by law and this Amended and Restated Certificate of Incorporation.
     Except as otherwise provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of this corporation. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.	Non-Voting Equity Securities.
     This corporation shall not issue any class of non-voting equity securities; provided, however, that this Section 3 of Article IV may be amended or eliminated in accordance with applicable law from time to time in effect.
ARTICLE V
     This corporation shall have a perpetual existence.
ARTICLE VI
1. Number of Directors. The business and affairs of this corporation shall be managed by, or under the direction of, the Board of Directors. The number of directors of this corporation shall consist of not less than seven (7) nor more than eleven (11), the exact number to be fixed exclusively by the Board of Directors from time to time pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office. No decrease in the number of directors constituting the entire Board of Directors shall shorten the term of any incumbent director.
2. Staggered Board of Directors. The Board of Directors shall be divided into three classes (Class 1, Class 2 and Class 3), as nearly equal in number as the then total number of directors constituting the whole Board of Directors permits. The directors shall serve staggered three-year terms, and the initial directors in Class 1 shall be appointed to hold office until the first annual meeting of stockholders occurring after the filing of this Amended and Restated Certificate of Incorporation with the Secretary of the State of the State of Delaware (the “Filing”), the initial directors in Class 2 shall be appointed to hold office until the second annual meeting of stockholders occurring after the Filing and the initial directors in Class 3 shall be appointed to hold office until the third annual meeting of stockholders occurring after the Filing. Thereafter, the term of office for each class of directors elected at each annual meeting of stockholders shall expire at the annual meeting of stockholders occurring in the third year following the election of such class. All directors shall in any event continue in office after the expiration of their terms until their successors are elected and qualified; provided, that a director shall cease to hold office upon such director’s death, resignation or removal (whether occurring before or after such director’s stated term in office).
3. Election and Qualification of Directors. At each annual meeting of stockholders at which a quorum is present, the person receiving a plurality of the votes cast by holders of then outstanding shares of capital stock of this corporation entitled to vote shall be directors. No director need be a stockholder.
4. Removal of Directors for Cause. No directors or class of directors may be removed from office by a vote of the stockholders at any time except for cause. For purposes of this section, “cause” shall mean only (i) a breach of a director’s duty of loyalty to this corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions resulting in liability under Section 174 of the DGCL or (iv) transactions from which a director derived an improper personal benefit. Any director may be removed for cause by the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in an election of directors.
5. Vacancies on Board of Directors. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Subject to the provisions of the last sentence of Section 2 of this Article VI, each director so chosen shall hold office for a term expiring at this corporation’s annual meeting at which the term of office of the class of directors to which such director is appointed expires.
6. Preferred Stock. The provisions of this Article VI regarding the number, term, election and removal of directors and the filling of any vacancy on the Board of Directors shall be subject to the rights of any class or series of Preferred Stock.
ARTICLE VII
     In furtherance of and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend, and repeal from time to time By-Laws of this corporation, subject to the right of the stockholders, upon the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of this corporation entitled to vote generally in an election of directors, to adopt, amend and repeal the By-Laws.
ARTICLE VIII
     The directors of this corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, to the fullest extent from time to time permitted by law, no director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

(i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment or repeal of this Article VIII, or adoption of any provision to this Amended and Restated Certificate of Incorporation which is inconsistent with this Article VII, shall eliminate or reduce or otherwise adversely affect any right or protection of a director of this corporation existing hereunder in respect of any act or omission occurring prior to such amendment, repeal or adoption.
ARTICLE IX
1. Indemnification. This corporation shall, to the maximum extent permitted from time to time under the DGCL, indemnify and hold harmless each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of this corporation, or, while a director or officer of this corporation, is or was serving, or has agreed to serve, at the request of this corporation, as a director, manager, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, company, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in any such capacity, against all liability and loss (including, without limitation, all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement) suffered or incurred (and not otherwise recovered) by such person or on behalf of such person, in connection with such action, suit, proceeding or claim and any appeal therefrom. Any person seeking indemnification under this Article IX shall be deemed to have met the standard of conduct for such indemnification unless the contrary shall be established. Notwithstanding anything to the contrary in this Article IX, this corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by an Indemnitee unless the initiation thereof was approved by the Board of Directors of this corporation or the initiation thereof relates to the enforcement by such Indemnitee of rights under Article VIII or this Article IX.
2. Advance of Expenses. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, the By-Laws, or any agreement, vote of stockholders or disinterested directors, or arrangement to the contrary, this corporation shall, upon request by any Indemnitee, advance payment of expenses (including attorneys’ fees) incurred by such Indemnitee in advance of the final disposition of any action, suit, proceeding or claim referred to in Section 1 of this Article IX, but only to the extent such advance is not prohibited by applicable law and, then, only upon receipt of an undertaking by or on behalf of the Indemnitee to repay amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by this corporation as authorized in this Article IX. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

3. Subsequent Amendment. No amendment, termination or repeal of this Article IX or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or claim arising out of or relating to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
4. Other Rights. This corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of this corporation or other persons serving this corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article IX.
5. Merger or Consolidation. If this corporation is merged into or consolidated with another corporation and this corporation is not the surviving corporation, the surviving corporation shall assume the obligations of this corporation under this Article IX with respect to any action, suit, proceeding or claim arising out of or relating to any actions, omissions, transactions or facts occurring prior to the date of such merger or consolidation.
6. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then this corporation shall nevertheless indemnify each Indemnitee in respect of the matters to which this Article IX refers to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.
7. Scope of Article. Indemnification and advancement of expenses, as authorized by the preceding provisions of this Article IX, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall continue as to a person who has ceased to serve in the capacity which causes such person to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such a person.
8. Insurance. This corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, manager, officer, partner, trustee, employee or agent of another corporation, partnership, company, joint venture, trust or other enterprise or is or was otherwise serving this corporation against all expenses (including attorney’s fees), judgments, fines or amounts paid in settlement incurred by such person in any such capacity, or arising out of his or her status as such, whether or not this corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.
9. Reliance. Persons who after the date of the adoption of this provision become or remain Indemnitees shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article IX in entering into or continuing such service.

The rights to indemnification and to the advance of expenses conferred in this Article IX shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption of this Amended and Restated Certificate of Incorporation.
ARTICLE X
1. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before an annual meeting of stockholders shall be given in the manner provided by the By-Laws of this corporation.
2. Quorum for Stockholder Action. Except as otherwise provided by law or this Amended and Restated Certificate of Incorporation, the holders of a majority in voting power of the then outstanding shares of capital stock of this corporation present in person, by means of remote communication, if authorized, or represented by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders.
3. Stockholder Action by Written Consent. In accordance with the By-Laws of this corporation, any action required or permitted to be taken by the stockholders must be taken (i) at an annual meeting, (ii) at a special meeting of stockholders or (iii) by written consent in lieu of a meeting.
ARTICLE XI
     Except as otherwise provided in the By-Laws, the stockholders of this corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of this corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By-Laws of this corporation.
ARTICLE XII
     This corporation shall not be governed by Section 203 of the DGCL.
ARTICLE XIII
     This corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein, are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the By-Laws, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles VII, VIII, IX or X or this Article XIII may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least two-thirds in voting power of the then outstanding shares of capital stock of this corporation entitled to vote generally in an election of directors.
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     IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Vice President, General Counsel and Secretary this 17th day of December, 2009.

NORTEK, INC.
By:	/s/ Kevin W. Donnelly
	Name:	Kevin W. Donnelly
	Title:	Vice President, General Counsel and Secretary